Exhibit 99.2

News Release

For Immediate Release

ALERIS INTERNATIONAL, INC. ANNOUNCES COMPLETION OF TENDER OFFER AND CONSENT SOLICITATION FOR 10 3/8% SENIOR SECURED NOTES DUE 2010 (CUSIP No. 449681AC9) and 9% SENIOR NOTES DUE 2014 (CUSIP No. 014477AA1) AND COVENANT DEFEASANCE OF THE 10 3/8% SENIOR SECURED NOTES DUE 2010 AND LEGAL DEFEASANCE OF THE 9% SENIOR NOTES DUE 2014

BEACHWOOD, OH – August 1, 2006 - Aleris International, Inc. (“Aleris”) (NYSE: ARS) announced today that it has completed its previously announced tender offer to purchase for cash any and all of its outstanding 10 3/8% Senior Secured Notes Due 2010 (CUSIP No. 449681AC9) (the “10 3/8% Notes”) and 9% Senior Notes Due 2014 (CUSIP No. 014477AA1) (the “9% Notes”, and together with the 10 3/8% Notes, the “Notes”). The tender offer expired at 5:00p.m., New York City time, on July 31, 2006. Through the expiration of the tender offer, $200,830,000 principal amount, or 96.17%, of the outstanding principal amount of the 10 3/8% Notes and $124,910,000 principal amount, or 99.93%, of the outstanding principal amount of the 9% Notes, and the consents related thereto, have been validly tendered. Aleris has accepted for purchase all of the Notes validly tendered prior to the expiration of the tender offer and the related consents.

As previously announced on July 14, 2006, the requisite consents were received to eliminate or make less restrictive substantially all of the restrictive covenants and events of default and certain related provisions contained in the indentures governing the Notes. As a result of obtaining the requisite consents, Aleris executed and delivered supplemental indentures setting forth the amendments to the indentures governing the Notes. The supplemental indentures provide that the amendments to the indentures have become operative as a result of Aleris having accepted for purchase pursuant to the tender offer the validly tendered Notes.

Each holder who tendered the 10 3/8% Notes and related consents on or before the consent date will receive $1,100.78 per $1,000 principal amount of the 10 3/8% Notes, which includes a $20 consent payment, and each holder who tendered the 10 3/8% Notes and related consents after the consent date but on or before the expiration date will receive $1,080.78 per $1,000 principal amount of the 10 3/8% Notes. Each holder who tendered the 9% Notes and related consents on or before the consent date will receive $1,134.96 per $1,000 principal amount of the 9% Notes, which includes a $20 consent payment, and each holder who tendered the 9% Notes and related consents after the consent date but on or before the expiration date will receive $1,114.96 per $1,000 principal amount of the 9% Notes. Holders of the Notes tendered and accepted for payment pursuant to the Offer also will be paid accrued and unpaid interest on their Notes to, but not including, the applicable payment date.

In addition, Aleris also today announced that it is depositing funds with JPMorgan Chase Bank, N.A., as trustee under the indenture for the 10 3/8% Notes to effect a covenant defeasance which terminated its obligations with respect to substantially all of the remaining restrictive covenants on the 10 3/8% Notes, and is depositing funds with LaSalle Bank National Association, as trustee under the indenture for the 9% Notes to effect a legal defeasance, which resulted in Aleris being discharged from its obligations under the 9% Notes and the indenture governing the 9% Notes.

Deutsche Bank Securities Inc. acted as dealer manager for the tender offer and as the solicitation agent for the consent solicitation and Mackenzie Partners, Inc. was the depositary and information agent.

About Aleris

Aleris International, Inc. is a global leader in aluminum rolled products and extrusions, aluminum recycling and specification alloy production. The Company is also a recycler of zinc and a leading U.S. manufacturer of zinc metal and value-added zinc products that include zinc oxide and zinc dust. Headquartered in Beachwood, Ohio, a suburb of Cleveland, the Company operates 50 production facilities in North America, Europe, South America and Asia, and employs approximately 8,600 employees. For more information about Aleris, please visit our Web site at www.aleris.com.

Contact:        Michael D. Friday

                       Aleris International, Inc.

                       Phone # 216-910-3503

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SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements made in this news release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These include statements that contain words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “should” and similar expressions intended to connote future events and circumstances, and include statements regarding future actual and adjusted earnings and earnings per share; future improvements in margins, processing volumes and pricing; overall 2006 operating performance; anticipated higher adjusted effective tax rates; expected cost savings; success in integrating Aleris’s recent acquisitions, including the acquisition of the downstream aluminum businesses of Corus Group plc; its future growth; an anticipated favorable economic environment in 2006; future benefits from acquisitions and new products; expected benefits from changes in the industry landscape and post-hurricane reconstruction; and anticipated synergies resulting from the merger with Commonwealth, the acquisition of the downstream aluminum businesses of Corus Group plc and other acquisitions. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that actual results could differ materially from those described in the forward-looking statements. These risks and uncertainties would include, without limitation, Aleris’s levels of indebtedness and debt service obligations; its ability to effectively integrate the business and operations of its acquisition; further slowdowns in automotive production in the U.S. and Europe; the financial condition of Aleris’s customers and future bankruptcies and defaults by major customers; the availability at favorable cost of aluminum scrap and other metal supplies that the Company processes; the ability of the Company to enter into effective metals, natural gas and other commodity derivatives; continued increases in natural gas and other fuel costs of the Company; a weakening in industrial demand resulting from a decline in U.S. or world economic conditions, including any decline caused by terrorist activities or other unanticipated events; future utilized capacity of the Company’s various facilities; a continuation of building and construction customers and distribution customers reducing their inventory levels and reducing the volume of the Company’s shipments; restrictions on and future levels and timing of capital expenditures; retention of the Company’s major customers; the timing and amounts of collections; currency exchange fluctuations; future write-downs or impairment charges which may be required because of the occurrence of some of the uncertainties listed above; and other risks listed in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including but not limited to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2005, and quarterly report on Form 10-Q for the quarter ended March 31, 2006, particularly the sections entitled “Risk Factors” contained therein and in the section entitled “Risk Factors” contained in the Company’s Current Report on Form 8-K filed with the SEC on June 30, 2006.